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EXHIBIT 10.2

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (this "Escrow Agreement") is entered into as of July 21, 2000 by and among STEPHEN F. DWYER, an individual, and a resident of the State of Nebraska, ("Guarantor"), SD ACQUISITION INC., a Nebraska corporation ("Buyer") and TRANSGENOMIC, INC., a Delaware corporation ("Seller"), and DWYER, SMITH, GARDNER, LAZER, POHREN, ROGERS & FORREST, a Nebraska general partnership, as escrow agent ("Escrow Agent").

PRELIMINARY STATEMENTS

    A.  Buyer and Seller entered into an Asset Purchase Agreement, dated as of May 16, 2000 (the "Agreement"), pursuant to which Buyer has acquired certain assets of the Seller related to Seller's non-life sciences instrument product line, which sale was completed as of the date hereof.

    B.  At the closing of such sale, Seller accepted a promissory note in the principal amount of $2,000,000 representing a portion of the purchase price (the "Purchase Money Note") and agreed to assume two additional notes with an aggregate principal amount of $4,635,000 that were delivered by Buyer to certain financial institutions on the date hereof in order to finance the remaining purchase price and to provide working capital to the Buyer (the "Bank Notes").

    C.  On the date the Seller completes its initial public offering (the "Assumption Date"), Seller will assume the Bank Notes and the parties have agreed that the Purchase Money Note and Bank Notes will be consolidated into a single promissory note from Buyer to Seller in a principal amount reflecting the aggregate principal amount of the Purchase Money Notes and the Bank Notes plus interest accrued thereon through the Assumption Date (the "Takeout Note").

    D.  In order to induce Seller to accept the Purchase Money Note from the Buyer on the date hereof and to assume the Bank Notes and consolidate them into the Takeout Note, Guarantor, being the sole shareholder of the Buyer, has delivered a personal guarantee of the payment of principal and interest on the Purchase Money Note (which shall automatically convert into a guarantee of the Buyer's obligations under the Takeout Note on the Assumption Date (the "Guarantee").

    E.  As collateral for the Guarantee, Guarantor has pledged 1,200,000 shares of the Seller's common stock owned by him (the "Escrowed Shares") to the Seller and has agreed to deposit the Escrowed Shares in escrow with the Escrow Agent pursuant to the terms of this Agreement.

AGREEMENT

    In consideration of the mutual covenants, obligations and agreements set forth herein and in the Agreement and the Takeout Note and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    Section 1. Deposit of Escrowed Shares and Related Instruments.  Upon the execution hereof, Guarantor shall deliver to the Escrow Agent:

      (a) certificates evidencing all of the Escrowed Shares; and

      (b) a signed and undated stock power in substantially the form attached as Exhibit A hereto (a "Stock Power").

    All Escrowed Shares shall be delivered by the Guarantor to the Escrow Agent free and clear of any lien or encumbrance (other than created hereby) and Guarantor agrees that he will not pledge, hypothecate or otherwise encumber any Escrowed Shares or grant any option or create any other right with respect thereto during the term hereof. Escrow Agent agrees hold the Escrowed Shares and the Stock Power in accordance with the terms and conditions of this Escrow Agreement.

  Section 2. Dividends and Other Distributions.

      (a) All cash dividends or other distributions declared by Seller on the Escrowed Shares (other than a distribution made in connection with a liquidation of Seller or a distribution of substantially all of the assets of Seller with respect to the Escrowed Shares) (a "Cash Dividend") and payable to the shareholders of Seller of record at any time after the date hereof, shall be payable to Guarantor, as record holder of the Escrowed Shares, and will not be deposited with Escrow Agent.

      (b) All dividends or distributions declared by Seller on the Escrowed Shares that are payable in stock or any instrument convertible into stock of Seller and payable to the shareholders of Seller of record at any time after the date hereof, shall be payable to Guarantor, as record holder of the Escrowed Shares, and will not be deposited with Escrow Agent.

      (c) If the Seller declares a stock split (which shall include any stock dividend of more than 20%) affecting the Escrowed Shares, the certificates or other instruments relating thereto shall be immediately deposited by Guarantor with the Escrow Agent as additional Escrowed Shares to be held and distributed by Escrow Agent in accordance with this Escrow Agreement and the Agreement.

      (d) Guarantor shall retain all right to vote the Escrowed Shares at any annual or special meeting of the shareholders of Seller unless and until such shares are disposed of pursuant to Section 3(b) hereof.

    Section 3. Disposition of Escrowed Shares.  The Escrowed Shares shall be delivered by the Escrow Agent as follows:

      (a) Upon written notice from an officer of the Seller that all principal of, and interest on, the Takeout Note has been paid in full and no further obligation of the Buyer remains thereunder, the Escrowed Shares (along with the Stock Power) shall be delivered to Buyer;

      (b) Upon written notice from an officer of the Seller that Buyer has delivered a partial payment of the principal balance of the Takeout Note, which notice shall instruct the Escrow Agent to release a pro rata number of shares according to the percentage of the outstanding principal balance paid to Seller as part of such partial payment, that portion of the Escrowed Shares shall be delivered to Buyer;

      (c) Upon written notice from an officer of the Seller that an Event of Default has occurred (unless written evidence that such Event of Default has not occurred is received from Guarantor within 48 hours thereof), the Escrow Agent is hereby authorized and directed to take any and all such actions (including delivery of certificates for the Escrowed Shares and the Stock Power to such broker or other party as the Seller shall direct) as may be necessary to cause the sale of such number of the Escrowed Shares as Escrow Agent reasonably determines in good faith is necessary to generate sufficient net cash proceeds to pay all outstanding principal of, and accrued and unpaid interest on, the Purchase Money Note or Takeout Note, as the case may be. Upon receipt of such net proceeds, the Escrow Agent shall deliver same to the Seller and, assuming such net proceeds equal the then outstanding principal of, and accrued and unpaid interest on, the Purchase Money Note or Takeout Note, Seller shall mark the original Purchase Money Note or Takeout Note, as the case may be, as "cancelled" and deliver same to the Escrow Agent. Escrow Agent shall promptly thereafter remit such cancelled note to the Buyer along with any remaining Escrowed Shares and any cash proceeds from the sale of Escrow Shares in excess of the amounts delivered to Seller to pay principal of, and interest on, the Purchase Money Note or Takeout Note.

      (d) The obligation of Escrow Agent to cause the sale of the Escrowed Shares on behalf of Seller under paragraph (c) of this Section 3, is subject to any restriction on the transferability of the Escrowed Shares imposed on Guarantor under federal and state securities laws or any contractual obligation entered into by Guarantor at the request of the Seller or its underwriters in connection with the initial public offering of its common stock. Escrow Agent may request, and will be entitled to rely on, an opinion from Seller's legal counsel as to its ability to sell or cause the sale of Escrowed Shares under such laws or contractual restrictions. In that regard, Seller and the Escrow Agent acknowledge that the Escrowed shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and bear a legend to that effect. To the extent it determines that registration of the Escrowed Shares under the Securities Act is necessary, the Seller may file a registration statement relating thereto (at its sole expense) and the Buyer and Guarantor hereby agree to cooperate and take such actions as may be reasonably requested by Seller in order to complete same.

    Section 4. Events of Default.  Any one of the following shall constitute an Event of Default under this Agreement:

      (a) Buyer or Guarantor has made any material misstatement of fact, misrepresentation or omission with respect to, or has otherwise defaulted in the performance of any term, condition, covenant or other agreement, which default has not been waived or cured with respect to, any provision, representation or warranty set forth in the Purchase Money Note, the Takeout Note, the Agreement, this Escrow Agreement or any other agreements between Buyer and Seller;

      (b) Buyer fails to pay the principal balance and all accrued and unpaid interest on either the Purchase Money Note or the Takeout Note on or before the respective maturity dates thereof and Guarantor fails to immediately pay same pursuant to the terms of the Guarantee or either Buyer or Guarantor advise Seller in writing that it or he will not honor their obligations under the Purchase Money Note, the Takeout Note or the Guarantee or otherwise authorize the Seller and the Escrow Agent in writing to take actions hereunder as if an Event of Default has occurred; and

      (c) Buyer or Guarantor (i) fails to pay or otherwise defaults with respect to any material indebtedness, installment contract or any other material obligation if such failure or default remains after the expiration of any applicable cure period or is not subject to a bona fide dispute between the parties thereto; (ii) becomes insolvent, generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (iii) makes an assignment for the benefit of creditors; or (iv) files or has filed against it involuntarily a petition in bankruptcy or institutes any action under any applicable laws providing for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for his assets (or has such a petition or action filed against it and such petition or action or appointment is not dismissed or stayed within ninety (90) days). The Buyer expressly waives presentment, protest, demand, notice of dishonor or default.

    Section 5. General Rights and Duties of Escrow Agent.

      (a) Escrow Agent agrees to use its best efforts to ensure the security of the Escrowed Shares, and Escrow Agent agrees to perform its duties hereunder with the same degree of care exercised by Escrow Agent in connection with its own property.

      (b) Escrow Agent does not have an interest in the Escrow Shares and has possession thereof only as escrow holder in accordance with the terms of this Escrow Agreement. Escrow Agent acknowledges and agrees that Escrow Agent is not a "holder" of the Escrow Shares as that term is defined under the Uniform Commercial Code of the State of Nebraska, and, as such, Escrow Agent acknowledges and agrees that the Escrow Shares may not be subject to any existing or hereafter filed and perfected security interests in any of the property of Escrow Agent held by any now or hereafter existing creditors of Escrow Agent.

      (c) In performing its duties hereunder, Escrow Agent shall be entitled to rely upon (i) the service, accuracy and authenticity of any order, judgment, certification, demand or judicial or administrative notice and (ii) any written notice or other document delivered to Escrow Agent in connection herewith believed by it to be genuine and correct and executed and delivered by the appropriate party. Escrow Agent may conclusively presume that the representative of any entity other than a natural person which is a party hereto has full power and authority to execute any such written notice or other document and to issue instructions to Escrow Agent on behalf of such party unless written notice to the contrary is delivered to Escrow Agent.

      (d) Escrow Agent shall not be liable for any claim, loss or other damage resulting from (i) the performance of the respective obligations or breach of any covenant, representation, warranty or any other promise or obligation of the Agreement by any of the parties thereto and (ii) compliance by Escrow Agent with any legal process, subpoena, writs, orders, judgements and decree of any court whether issued with or without jurisdiction and whether or not consequently vacated, modified, set aside or reversed.

      (e) Each of the Seller, Buyer and Guarantor agree to indemnify and hold harmless Escrow Agent in its capacity as such from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses (including those of its outside counsel) or disbursements of any kind whatsoever which may at any time be imposed upon, incurred by or asserted against Escrow Agent in its capacity as such in any way relating to or arising out of this Escrow Agreement, except to the extent resulting from the gross negligence or willful misconduct of Escrow Agent.

      (f)  In the event of disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations or the propriety of any action contemplated by Escrow Agent thereunder, Escrow Agent may, in its sole discretion, file an action to interpleader to resolve the disagreement.

      (g) Escrow Agent shall not be bound by any agreements among the Seller, Buyer or Guarantor other than by this Escrow Agreement and any other escrow agreement to which Escrow Agent is a party with the Seller, Buyer and/or Guarantor.

    Section 6. Notices.  (a) All notices, written instructions or other documents deliverable to any of the parties hereto pursuant to the terms and conditions of this Escrow Agreement shall be validly given when hand-delivered or sent by a courier or express service guaranteeing overnight delivery to the parties at the following addresses:

If to Escrow Agent:	Dwyer, Smith, Gardner, Lazer, Pohren, Rogers & Forrest 8712 West Dodge Road Suite 400 Omaha, Nebraska 68114 Attention: Michael Lazer
If to Buyer or Guarantor:	SD Acquisition, Inc 5600 South 42nd Street Omaha, Nebraska 68107 Attention: Stephen F. Dwyer
with a copy to:	Michael Lazer Dwyer, Smith, Gardner, Lazer, Pohren, Rogers & Forrest 8712 West Dodge Road Suite 400 Omaha, Nebraska 68114
If to Seller:	Transgenomic, Inc 5600 South 42nd Street Omaha, Nebraska 68107 Attention: William Rasmussen
with a copy to:	Steven Amen Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102

    The delivery of the Stock to any party hereto shall be by hand delivery or U.S. Mail, postage prepaid, return receipt requested and copies of any correspondence delivered therewith may be delivered in any manner authorized herein.

    Section 7. Tax Matters.  Guarantor agrees that he is responsible for the payment of income taxes with respect to any dividend payable to him with respect to the Escrowed Shares during the term of this Escrow Agreement.

    Section 8. Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska notwithstanding the conflict of laws principles thereof.

    Section 9. Waiver.  No waiver of any of the obligations or provisions of this Escrow Agreement shall be enforceable against any of the parties unless such waiver is (a) executed by each of the parties hereto and (b) acknowledged in writing by Escrow Agent. Any waiver effected hereby shall not constitute a waiver of any other obligations or provisions of this Escrow Agreement.

    Section 10. Amendment.  This Escrow Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto. No act, omission or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

    Section 11. Headings.  The headings contained in this Escrow Agreement are provided for convenience only and form no part of this Agreement and shall not affect the construction or interpretation of this Escrow Agreement.

    Section 12. Successors and Assigns.  This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors, heirs and assigns.

    Section 13. Entire Agreement.  This Escrow Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof, and this Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to or contemporaneously with the date hereof in respect of the such subject matter expressly set forth herein.

    Section 14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

    IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first above written.

BUYER:
SD Acquisition, Inc.
By	/s/ STEPHEN F. DWYER Stephen F. Dwyer, President
GUARANTOR:
/s/ STEPHEN F. DWYER Stephen F. Dwyer
SELLER:
Transgenomic, Inc.
By	/s/ WILLIAM P. RASMUSSEN William P. Rasmussen, Chief Financial Officer
ESCROW AGENT:
Dwyer, Smith, Gardner, Lazer, Pohren, Rogers & Forrest
By	/s/ MICHAEL LAZER Michael Lazer, Partner

[SIGNATURE PAGE TO ESCROW AGREEEMENT]

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ESCROW AGREEMENT
PRELIMINARY STATEMENTS
AGREEMENT